Friday, March 14th, 2014                            EXHIBIT 10.1

David Callen
12 Bridle Path Trail
Newton, CT 06470

Dear David,

On behalf of Select Comfort Corporation, I am extremely pleased to extend the offer of employment as our Senior Vice President & Chief Financial Officer reporting to me.

Your offer is for an exempt position, which includes:

▪	Starting bi-weekly salary of $14,423.08 ($375,000.00 annualized).

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Eligibility to participate in the Select Comfort annual bonus plan. You will be eligible for a target bonus of 55% of base salary as defined each year in the annual bonus plan document. For 2014, you are guaranteed a bonus payout of at least 100% of target (with opportunity to earn more than 100% of target for Company performance above plan).

▪
A sign-on bonus of $75,000 (less applicable withholdings) within your first 30 days of employment. In the event that you voluntarily leave the company during the first twelve months of employment, you agree to re-pay Select Comfort the full amount of the sign-on bonus.

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Eligibility to participate in our annual long-term incentive program. For 2014 you will receive the following: a) a special one-time, new hire award of ~$250,000, and b) an annual award of ~$300,000 (the Compensation Committee approves annual award levels each year, and grants can increase or decrease in value in any given year). Your specific grant will be comprised of time-vested restricted stock, stock options, and performance-vested restricted stock as follows:

a)
A special one-time, new hire award on your start date of 14,055 shares of time-vested restricted stock in the Company, with shares vesting 33% per year on each of your first 3 anniversaries from the date of grant, subject to continued employment. This number of shares has been determined using the average stock price close for the previous 20 trading days leading up to the date of this offer (i.e., 14,055 shares x $17.79 = ~$250,000). These shares will be subject to restrictions on transfer and also subject to forfeiture to the Company in the event of termination of your employment prior to the shares becoming fully vested.

b)	An annual grant of $300,000, with the grant value delivered in a mix of 25% stock options and 75% performance-vested shares.

•
7,395 stock options to purchase shares of the Company’s common stock at a fixed exercise price. The exercise price of these options will be the closing sale price of the Company’s common stock on the date of grant. These options will vest 33% per year on each of your first 3 anniversaries from the date of grant, subject to continued employment. This number of options has been determined using the average stock price close for the previous 20 trading days leading up to the date of this offer, and a black-scholes value of 57% (i.e., 7,395 options x $17.79 x 57% = ~$75,000).

•
12,650 target shares of performance-vested restricted stock in the Company. These shares will be subject to restrictions on transfer and also subject to forfeiture to the Company in the event of termination of your employment. These restrictions on transfer and forfeiture provisions will terminate when the shares become fully vested at the end of three years from your grant date. The actual number of shares earned will be determined based on actual performance through 2016 vs. goals for revenue and NOP growth. This number of target performance shares has been determined using the average stock price close for the previous 20 trading days leading up to the date of this offer (i.e., 12,650 target shares x $17.79 = ~$225,000).

▪	Comprehensive and competitive benefits package. Actual benefit offerings are defined in the individual plan documents and include the following (See attached benefits summary for specific details):

▪	Health, dental, vision, life and disability insurance

▪	Reimbursement for tax and financial planning services up to $4,000 annually

▪	Ability to participate in an annual physical program through Mayo Clinic’s Executive Health Program

▪
401(k) plan which provides a quarterly matching contribution of 75% of the first 2% contributed by an employee and 50% of the next 2% contributed (note that this matching contribution is at the discretion of the Compensation Committee of the Board, and may be changed at any time without notice)

▪	Paid-time off equivalent to 24 days per year and accrued at a rate of 3.75 hours per week with your accrual beginning as stated in the attached benefits summary

▪	Participation in our Corporate Holiday program (includes 8 days of paid-time off)

▪	Participation in summer hours (1/2 day Fridays Memorial Day through Labor Day)

▪	Flexible Spending and Health Savings accounts

▪	Significant discount on our products

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Effective immediately, you will be issued relocation benefits as part of your compensation package to be utilized within the next 12 months. The allowance for your relocation expenses is up to $150,000, and you will receive taxable cash payment for any dollars that remain in your budget upon completion of your move within one year of your start date (as detailed in your relocation document). Attached is additional information regarding these services that we provide in partnership with our relocation partner, Relocation Today. In addition, we will provide a $75,000 (less applicable withholdings) discretionary relocation budget to be paid upon your permanent relocation.

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This position qualifies for participation in our Executive Severance Pay Plan, the purpose of which is to provide severance benefits to Qualified Employees whose employment is involuntarily terminated without cause. Please see the enclosed Plan Documents for specifics.

David, we are so excited to have you join our Sleep Number family and our quest to become one of the world’s most beloved brands. Your anticipated start date will be Monday April 7th, 2014. Should you have any questions, please contact me.

Sleep well and dream big,

/s/ Shelly Ibach

Shelly Ibach
President and CEO
Sleep Number setting 35

This offer is contingent on your successful completion of a background investigation and compliance with the Immigration Reform Control Act of 1986 (IRCA). Furthermore, this offer is conditional upon your signing our Employee Inventions, Confidentiality and Non-Compete Agreement and Code of Business Conduct. A copy of each is enclosed.

This offer will remain valid until Monday, March 17th, 2014, unless we notify you otherwise. You should understand that this offer of employment does not constitute a contract of employment, nor is it to be construed as a guarantee of continuing employment for any period of time. Employment with Select Comfort is “at will.” We recognize your right to terminate the employment relationship at any time, and for any reason, and similarly, we reserve the right to alter, modify or terminate the relationship at any time and for any reason.

The purpose of this letter is solely to notify you of the proposed salary and grants described above. The definitive terms of the grant will be set forth in definitive agreements that will be provided to you through the Charles Schwab website. The terms set forth in such definitive agreements will supersede the terms set forth in this letter in all respects and such definitive agreements will be the final and conclusive terms of your grant. As with other forms of compensation, individual incentive awards should be kept confidential.